CUSIP No. 03782L101

EXHIBIT A

TRANSACTIONS EFFECTED SINCE THE FILING OF AMENDMENT NO. 36 TO THE SCHEDULE 13D

The Reporting Persons sold an aggregate of 750,000 shares of Common Stock in a block trade at a price per share of $35.30.

Abdiel Capital Advisors, LP serves as the investment manager of Abdiel Qualified Master Fund, LP and effected the below transaction.

Transaction Date	Transaction Type	Amount of Securities	Price Per Share
12/12/2023	Sale	724,078	$35.30

Abdiel Capital Advisors, LP serves as the investment manager of Abdiel Capital, LP and effected the below transaction.

Transaction Date	Transaction Type	Amount of Securities	Price Per Share
12/12/2023	Sale	25,922	$35.30

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